Exhibit 5.1

Berkeley Lights, Inc. 5858 Horton Street, Suite 320 Emeryville, California 94608

February 27, 2023

Ladies and Gentlemen:

Berkeley Lights, Inc., a Delaware corporation (the Company), has filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (the Registration Statement) for the purpose of registering under the Securities Act of 1933, as amended (the Securities Act), 721,690 shares of its common stock, par value $0.00005 per share, to be issued under the Company’s 2020 Employee Stock Purchase Plan (the ESPP) (the ESPP Securities) and 2,886,762 shares of its common stock, par value $0.00005 per share, to be issued under the Company’s 2020 Incentive Award Plan (the 2020 Plan) (the 2020 Plan Securities, and together with the ESPP Securities, the Securities).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, as of the date hereof, the Securities have been duly authorized and, when and to the extent issued, delivered and paid for in accordance with the ESPP and the 2020 Plan, as applicable, the Securities will be validly issued, fully paid and non-assessable.

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We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Freshfields Bruckhaus Deringer US LLP